EXHIBIT 11

   COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                           ASSUMING                 ASSUMING
                                        PRIMARY DILUTION         FULL DILUTION

                                     Thirteen Weeks Ended   Thirteen Weeks Ended

                                      April 26, April 27,    April 26, April 27,

                                         1997       1996         1997     1996
                                        (In thousands, except per share amounts)



  AVERAGE SHARES OUTSTANDING

   1  Average shares outstanding         10,754    10,754     10,754   10,754
   2  Net additional shares outstanding
        assuming exercise of stock options   -         -          -       -
   3  Average number of common shares
        outstanding                       10,754    10,754    10,754   10,754

   EARNINGS (LOSSES)

   4  Loss from continuing
        operations                     $  (790)  $ (2,469)   $(2,013) $ (4,817)

   5  Net loss                         $  (790)  $ (2,348)   $(2,013) $ (4,664)

      PER SHARE AMOUNTS

        Loss from continuing
         operations (line 4 / line 3)  $  (.07)  $  (.23)    $  (.19)  $  (.45)
                                                                            (a)
        Net loss
         (line 5 / line 3)              $  (.07) $  (.22)    $  (.19)   $ (.43)



     NOTE 1 - In all years, earnings per share was calculated using the treasury stock method.

     (a) Amount is anti-dilutive; accordingly, primary earnings per share is disclosed for reporting purposes in accordance with generally accepted accounting principles.